Delek Logistics Partners Announces New Joint Venture Projects

•	50% participation in joint venture with Plains All American Pipeline, L.P. to develop an 80-mile crude oil pipeline from Longview, TX to Shreveport, LA

•	33% participation in joint venture with Rangeland Energy to develop a pipeline project in west Texas

BRENTWOOD, Tenn., March 23, 2015 (BUSINESS WIRE) -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") announced that Delek Logistics, through wholly owned subsidiaries, has entered into two joint ventures that will construct logistics assets to serve third parties and subsidiaries of Delek US Holdings, Inc. (NYSE: DK) (“Delek US”). Delek Logistics’ total projected investment for the two joint ventures is approximately $91.0 million and will be financed through a combination of cash from operations and borrowings under its revolving credit facility.

Uzi Yemin, Chairman and Chief Executive Officer of Delek Logistics' general partner, remarked: “These joint ventures mark our first development projects and should create additional growth for the partnership. In addition, these crude oil pipelines will improve our ability to serve Delek US, which will participate as a shipper in both projects, as well as, increasing our ability to provide logistics services to third parties. We look forward to working with our partners toward successful completion and operation of these joint ventures.”

The following provides highlights of each joint venture.

Caddo Pipeline – This pipeline project will be a 50/50 joint venture with a subsidiary of Plains All American Pipeline, L.P. (NYSE: PAA) (“Plains”). It will be a 12-inch, 80-mile crude oil pipeline originating in Longview, Texas with destinations in the Shreveport, Louisiana area, and will have a capacity of approximately 80,000 barrels per day of light sweet crude oil. Total estimated construction cost of this project is approximately $100.0 million and completion is expected in mid-2016. Upon successful completion of this project Delek US expects to be an anchor shipper on this pipeline. This pipeline will be able to supply crude to refineries in the Shreveport area and through additional connections to Delek US’ refinery in El Dorado, Arkansas. Plains will build and operate this pipeline on behalf of the joint venture.

RIO Pipeline (Delaware Basin to Midland Pipeline Project) – This project will be developed with Rangeland Energy, and Delek Logistics will be a 33 percent participant. It has an estimated construction cost of approximately $125.0 million, and consists of a 12-inch, 107-mile pipeline originating in north Loving County, Texas near the Texas-New Mexico border and terminating in Midland, Texas. This pipeline will have a capacity of 55,000 barrels per day, with the capability to expand to 85,000 barrels per day or more with additional capital investments. Also included in this project are terminals at each end of the pipeline, injection points and storage tanks to support this pipeline. Upon successful completion of this project Delek US expects to be an anchor shipper. Through connections in Midland, Texas, this project will deliver crude to take-away pipelines located in the Midland area. This project is expected to be completed in the first half of 2016. Rangeland will build and operate these assets on behalf of the joint venture.

About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, is a growth-oriented master limited partnership formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

About Rangeland Energy
Headquartered in Sugar Land, Texas, Rangeland Energy was formed in 2009 to focus on developing, acquiring, owning and operating midstream assets. The company’s primary focus has been in shale producing areas experiencing rapid growth. The Rangeland team represents more than 150 years of combined midstream experience and is backed by an equity commitment from EnCap Flatrock Midstream. www.rangelandenergy.com

EnCap Flatrock Midstream provides value-added private equity capital to proven management teams focused on midstream infrastructure opportunities across North America. The firm was formed in 2008 by a partnership between Encap Investments L.P. and Flatrock Energy Advisors.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from commercial arrangements with Delek US, thereby subjecting Delek Logistics to Delek US’s business risks, in addition to risks relating to the securities markets generally, the impact of adverse market conditions affecting the business of Delek Logistics, adverse changes in laws including with respect to tax and regulatory matters and other risks as disclosed in the annual reports on Form 10-K, quarterly reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission for both Delek US and Delek Logistics. There can be no assurance that actual results will not differ from those expected by management or described in forward-looking statements of Delek Logistics or Delek US. Neither Delek Logistics nor Delek US undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or of which Delek Logistics or Delek US become aware, after the date hereof.

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